Exhibit 99.1
QUESTCOR PHARMACEUTICALS, INCORPORATED
March 9, 2006

Operator:	Good morning. My name is Judy and I will be your conference operator today. At this time I would like to welcome everyone to the Questcor year-end earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press star then the number 2.

During this conference call, except for disclosed historical information, the officers of Questcor Pharmaceuticals, Incorporated may make forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors which may cause Questcor’s results to differ from those reported herein.

Factors that may cause such differences include but are not limited to Questcor’s ability to accurately forecast and create the demand for its product, the gross margin achieved from the sale of its product, Questcor’s ability to enforce its product return policy, the accuracy of the prescription data purchased from the independent third parties by Questcor, the sell-through by Questcor’s distributors, the inventories carried by Questcor’s distributors, and the expenses and other cash needs for the upcoming period, Questcor’s ability to obtain finished goods from its sole source contract manufacturer on a timely basis, if at all, Questcor’s potential future need for additional funding, Questcor’s ability to utilize its net operating loss carryforwards to reduce income taxes on the sale of its products, uncertainties regarding Questcor’s intellectual property and other research, development, marketing and regulatory risks, and to the ability of Questcor to implement its strategy and acquire products and if acquired, to market them successfully, as well as the risks discussed in Questcor’s quarterly report on Form 10-Q for the quarter ended September 30, 2005 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.

During this conference call the officers of Questcor may be referring to certain non-GAAP financial measures. A reconciliation of these non-GAAP financial measures to financial measures calculated and presented in accordance with GAAP can be found in the Company’s 2005 year-end earnings press release dated March 9, 2006, which is posted on the Company’s website at www.questcor.com, under the heading Latest News.

At this time I would like to introduce Mr. Jim Fares, President and CEO of Questcor Pharmaceuticals.

Jim Fares:	Thank you, Judy, and good morning everyone. Thank you for joining us on our fourth quarter and year-end 2005 conference call.

With me today are Steve Cartt, our Executive Vice President for Commercial Development, Dave Medeiros, Vice President of Pharmaceutical Operations, and George Stuart, Vice President of Finance and Chief Financial Officer.

I am pleased to be able to speak to you again today to bring you up to date regarding the continued progress we are making towards turning Questcor into a leading CNS-focused specialty pharmaceutical company.

On this morning’s call we will discuss a brief recap of the accomplishments of the past year, our financial results for the fourth quarter of 2005 and for the year ended December 31, 2005, the exciting expansion of our sales organization and a brief outlook for 2006. Then we will open up the call to your questions.

In a little over a year since I joined the company, Questcor has made excellent progress in moving towards its goal of becoming a CNS-focused specialty pharmaceutical company.

As you know, we had to accomplish a number of significant tasks in 2005 to put our financial and operational house in order, including the hiring of a proven management team with significant pharmaceutical experience, refocusing the company’s strategy on the exciting high-value and rapidly growing central nervous system market, divesting all non-strategic products for over $28 million, retiring all corporate debt and redeeming our Series B preferred stock.

With these accomplishments under our belt we are well prepared to begin to capitalize on the many opportunities before us in 2006.

Before I turn to the future, however, I will ask our CFO George Stuart to give you an overview of the financial results. George?

George Stuart:	Thanks, Jim. Net income to common shareholders was $5.3 million or 10 cents a share for the year ended December 31, 2005 compared to a net loss of $1.5 million or 3 cents a share for the year ended December 31, 2004. Net income to common shareholders for the fourth quarter of 2005 was $5.6 million or 10 cents a share compared to $343,000 or a penny a share in the fourth quarter of 2004. During the fourth quarter of 2005 we recorded a pre-tax gain of $9.6 million resulting from the sale of our non-core pharmaceutical products.

Effective October 18, 2005, our results excluded the net product sales and direct operating costs and expenses of the divested products.

Total net product sales for the year ended December 31, 2005 were $14.2 million, a decrease of 23% from 2004. Contributing to this decrease was the sale of our non-core products in October 2005. Total net product sales for the fourth quarter of 2005 were $1.8 million, a decrease of 66% from the fourth quarter of 2004. Again, the divestment of our non-core products contributed to this decrease. Net product sales of H.P. Acthar Gel were $8.4 million for the year ended December 31, 2005 and $1.5 million for the quarter ended December 31, 2005.

Operating costs and expenses decreased $2.3 million or 12% for the year ended December 31, 2005 as compared to 2004, due primarily to the termination of our copromotion agreement related to VSL#3 and severance related charges incurred in 2004.

Operating costs and expenses decreased by $262,000 or 6% in the fourth quarter of 2005 as compared to the fourth quarter of 2004. The decrease was due primarily to lower amortization expense and lower costs of product sales resulting from the divestment of our non-core products and the termination of our copromotion agreement related to VSL#3 offset by expenses associated with a sublease.

As of December 31, 2005 we had $26.6 million in cash, cash equivalents and short-term investments, which represents a significant improvement over our 2004 cash position of under $9 million. As previously announced in January 2006 we redeemed our outstanding Series B convertible preferred stock for a total payment of $7.8 million. As of February 28, 2006 our cash, cash equivalents and short-term investments totaled $16.4 million. With that, I’ll now turn the call back over to Jim.

Jim Fares:	Thank you, George. Turning to the future, I am pleased to be able to discuss with you the expansion of our dedicated neurology sales force.

During the fourth quarter of 2005, consistent with our new CNS-focused strategy, we made the decision to expand our sales organization. This will now allow us to effectively cover the nationwide audience of physicians who are current and potential prescribers of Acthar Gel. It will also position us effectively to capitalize on other products that we could potentially acquire that treat CNS disorders and diseases.

This expansion began late in the fourth quarter of 2005 and was completed earlier this month. In this expansion we have increased our sales force almost threefold from 15 to 40 field-based sales representatives and managers, allowing us full coverage of U.S. neurologists who are appropriate targets.

The expanded sales force will now be fully trained and deployed by the beginning of the second quarter, and we expect to see the results of their efforts reflected in script trends by this summer.

With 2005 and its accomplishments behind us, and the exciting expansion of our sales force, Questcor now has the resources to begin to accelerate the implementation of our strategy.

The lifeblood of any specialty pharmaceutical company is products, and Questcor now has the commercial presence and the financial resources to allow us to expand our portfolio with products that are consistent with our neurology focus and will allow us to fully leverage the capacity of our expanded sales organization. We are currently evaluating a number of interesting product opportunities that could make a significant contribution to our top and our bottom line.

Additionally, we recognize that a high-quality pipeline is essential to the success of any pharmaceutical company, and we are hard at work evaluating a number of opportunities to begin to build a CNS pipeline that would provide us with significant future opportunity.

These programs would all meet our CNS objectives, fit our capital structure and have a low regulatory risk. This could well include well characterized molecules with new delivery systems and/or novel formulations that meet an unmet medical need and are commercially attractive.

With that, we will open up the call to Q&A.

Operator:	At this time I would like to remind everyone in order to ask a question, please press star then the number 1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster. Once again that is star 1 to ask a question.

We’ll take our first question from Ray Rota, a private investor.

Ray Rota:	Yes. Mr. Fares, realizing that you’re increasing your sales force to 40 people, which is considerable, would you share with us your sales forecast for the year 2006? And also what is your primary product that you have identified to sell in the year 2006?

Jim Fares:	Ray, your question regarding the forecast, I’ll address that first, and then discuss Acthar Gel with you.

Ray Rota:	Okay.

Jim Fares:	In terms of forecasting, we have not provided any forward-looking guidance. If you go back to my comments in the previous minutes here, I discussed that we’d be looking at increasing prescription trends in the summer timeframe. And we hope to give future guidance at that point in time.

In regards to our primary product, it’s Acthar Gel, which is a product used for multiple sclerosis flares. And that’s the indication. In addition, it’s also used extensively in another CNS disorder referred to as “infantile spasm” or West Syndrome.

And we are focusing our efforts with the neurologists, both the adult neurologists and the child neurologists, with Acthar Gel in these two areas of promotion.

Ray Rota:	Is there a secondary product that you can focus on other than Acthar Gel?

Jim Fares:	Today we have one product. As I stated earlier, we are evaluating a number of very attractive opportunities and we will give you guidance as those come to fruition.

Ray Rota:	Okay. Thank you.

Operator:	Your next question comes from the line of Elemer Piros with Rodman.

Elemer Piros:	Yes. Good morning, Jim. Thanks for taking my question. Fourth quarter Acthar sales were roughly $1.4 million. How does this compare sequentially say to the third quarter? I can’t remember. What was that figure?

George Stuart:	We do have that tallied.

Jim Fares:	Elemer, George is going to handle this.

Elemer Piros:	Thank you.

George Stuart:	And net sales were just under $2 million for the third quarter.

Elemer Piros:	Just under $2 million. Now the 40-strong sales force — so you hired all the people, I assume by now?

Jim Fares:	Yes. We’ve — we are now at full capacity and we’re just finishing up training on a number of the group. But essentially all territories are filled and the training will be complete within the next week or so.

Elemer Piros:	Okay. So then essentially beginning second quarter they would be able to — those 40 individuals would be able to hit the road?

Jim Fares:	This is correct, Elemer.

Elemer Piros:	Now besides MS flares and West Syndrome, I remember seeing a number of other indications for which Acthar may be useful. How — what is your plan to expand into those indications and maybe make inroads in selling Acthar to those markets?

Jim Fares:	Very good question. And one of the very attractive, I guess, properties you would say, of Acthar Gel is that while we are promoting it just within CNS for MS flares and it’s also being used quite a bit for infantile spasm, it has multiple other indications for metabolic disorders, uses in endocrinology and even in rheumatoid arthritis. Now I would look at this as those are future areas of growth that today we cannot focus our limited resources on. But we will look to capitalize on those as we move forward and we continue to invest in the Acthar franchise.

Elemer Piros:	Okay. Okay. Do you believe, Jim, that in the first half of ‘06 you would have an additional product to detail?

Jim Fares:	We are looking and evaluating a number of opportunities and we are, you know, very confident that we’ll have products in the bag. But once again, we will inform you as soon as we have the news.

Elemer Piros:	Okay. Okay. Do you forecast — assuming that there is no additional product obtained in 2006, would you forecast your cash burn rate under that scenario?

George Stuart:	Again, we haven’t come out with any specific guidance on that given the recent expansion of the sales force. And we really want to see what they’re capable of doing as it relates to growth of Acthar sales before we’re in a position to give more guidance on that. However, we do feel with our — within our base business of just Acthar we will have sufficient cash resources to implement our strategy in 2006.

Elemer Piros:	Okay.

Jim Fares:	Elemer, one other note is that if you take a look at our new expanded sales organization, as we do — I should say as we are successful in bringing in other products, keep in mind that there will be no incremental spend on the sales force side.

Elemer Piros:	Yes.

Jim Fares:	And those products can be layered right in and they drop right to the bottom line and to the top line. So it’s very incremental.

Elemer Piros:	Yes. And would you estimate the fully loaded cost per sales individual at this stage?

Jim Fares:	It’s approximately $165,000 per year.

Elemer Piros:	Okay. One sixty-five a year so... Yes. Yes. Okay. Well, thank you very much again.

Jim Fares:	Thanks, Elemer.

Operator:	Your next question comes from the line of Fred Milligan with Sanders Morris Harris.

Fred Milligan:	Good morning.

Jim Fares:	Good morning, Fred.

Fred Milligan:	Going from 15 to 40 salesman looks like a pretty hefty bet. Why not 15 to 25 and see how that works out first?

Jim Fares:	Fred, your question regarding 15 to 25 — a couple of things. First of all, this is now the fourth CNS company that I’ve had a sales organization with, including Athena Neurosciences, Elan Pharmaceuticals and Xcel. And there’s certain ramp-up rates that you need to reach and achieve to really gain nationwide presence. And one of the things in my previous history is that, you know, doing a stepped-up approach like that does not allow you full coverage, and it doesn’t allow you to get the frequency and reach that you need to get on the neurologists.

So we have now hit sort of the threshold at 36 reps and 4 managers where we can effectively cover all of the major metro areas in the United States and have very significant promotional synergy in those marketplaces, and yet not have too much travel as compared to an organization that would be smaller than that. So it’s based on past history and it’s also based on our confidence that we will have success with Acthar Gel.

Fred Milligan:	The CNS area — will that remain the area of focus in regard to any new products that come along?

Jim Fares:	Yes. We will be looking at the CNS area and focusing on that exclusively.

Fred Milligan:	Okay. So the salesmen will become known as the CNS salesmen?

Jim Fares:	Yes.

Fred Milligan:	Okay.

Jim Fares:	We’re confident in that. And we’re looking forward to showing off the quality of the individuals that we’ve hired and trained, and hopefully we’ll have information on that quality with future American Academy of Neurology surveys as we go forward.

Fred Milligan:	You say each salesman costs about $165,000?

Jim Fares:	That’s an average and that’s fully burdened with managers averaged in there.

Fred Milligan:	Okay. What does — what’s the historical aspect — the industry-wide return on $165,000 per salesman?

Jim Fares:	What’s the historical return?

Fred Milligan:	Yeah. Yeah, I mean how much in revenues do you get out of $165,000?

Jim Fares:	Fred, you know, that question is very situational. It would depend on various companies that I’ve been with. And, you know, you have certain goals that you shoot for in a sales organization. But based on where we’re at today, you know, we’re comparing apples and oranges from each organization and their portfolios.

Fred Milligan:	Okay. Thank you.

Operator:	Your next question comes from the line of John Isler with Ryan Beck & Company.

John Isler:	Hi guys. How are you?

Jim Fares:	Good, John. How are you?

John Isler:	Good. Just to let you know, I mean I’ve been an investor with this company for years already, going back to the Cypros days. And what I like most about you guys is it’s just such a refreshing breath of fresh air to hear the enthusiasm in your voice and some of the changes that you guys have made with the company, and I just want to applaud you for that first and foremost.

Second of all, one of my main questions was timeframe on acquiring a new product, which has already been asked. But more importantly than that, what is the current status of the relationship with Sigma-Tau and are they at all in any way contributing to helping you guys find products? Or are you possibly even taking products from them that you guys could ultimately market?

Jim Fares:	John, good question. The one thing I can tell you and I think this is, you know, once again very public, is that we have very much got a very tremendous relationship with Sigma-Tau — so much so that we have added one of their personnel to our board. And they’re very interested in the success of Questcor. And I would say that there’s a very strong relationship with the companies and that they are an excellent partner for Questcor.

John Isler:	Okay. My next question is in regard to getting out on the road and promoting the stock with maybe some institutions or some money managers. Obviously I don’t think at this point the stock has much exposure or the company has much exposure with the investing public.

Now that the price of the stock is a little bit more respectable than when you guys first took over — actually, probably double or triple from when you guys first took over — is there any plan to get out there and promote the business model, and what you guys have done and what you guys could potentially do with people in the investing public that could be influential and really potentially help the company stock price-wise and in many other regards.

Jim Fares:	John, good question. I can tell you that we are actually beginning our first steps in that arena. And as we develop, you know, more relationships in the financial community, we will continue these efforts throughout the year. But I will tell you that 2005 was a year of rebuilding, and we’re looking at 2006 as a year of really talking about and implementing our strategy.

So it will be very important for us to go forward and not only get our message out to the street but to various investors and the investment community in general. So we are working on that currently.

John Isler:	Great. Thank you very much. Good luck to you guys and keep doing a great job.

Jim Fares:	Thanks, John.

John Isler:	Thanks.

Operator:	Your next question comes from the line of John Collins with GRT Capital.

John Collins:	Hey guys. How are you this morning? Thanks for the update. My questions have basically been addressed. Thank you.

Jim Fares:	Thanks, John.

Operator:	Your next question comes from the line of Robert Bushnell with — he’s a stockholder.

Robert Bushnell:	Hello?

Operator:	Robert, your line is open.

Robert Bushnell:	Yes. A couple of questions pertaining to the sales force. Are all 40 sales people full time?

Jim Fares:	Yes. The answer — they’re all full time. And just to give you a little metrics on the group, they have extensive previous experience in the pharmaceutical industry with an average of six years, including an average of three to four years of CNS pharmaceutical experience in general.

So these are people that not only are pharmaceutically experienced in terms of selling but also have spent a good portion of their careers in the neurologist office, which is very key for us to jumpstart sales, and as we add product it will allow us more synergy.

Robert Bushnell:	Then how do you compensate them?

Jim Fares:	Well we have — similar to other pharmaceutical companies they have a base salary, company car and a bonus program.

One of the things I will tell you that’s a little different with Questcor is that we do have an unlimited bonus potential program. So we do not cap people’s bonuses. You know, the better they do — we reward performance and for those that don’t perform, you know, the bonus goes away. So we’re very incentive oriented and our sales personnel respond to that very favorably.

Robert Bushnell:	And then last question, how many of the 25 additional sales people formerly worked for you in any of the companies that you were with prior to joining Questcor?

Jim Fares:	There’s a few. I know that several decided to join the company due to myself and other — the management team joining. But in general it’s a wide mix across the industry and the CNS area.

Robert Bushnell:	Okay. That’s my final question. Thank you.

Jim Fares:	Thank you.

Operator:	Once again if you would like to ask a question, please press star 1 on your telephone keypad. Your next question is a follow-up from the line of Ray Rota, private investor.

Ray Rota:	Thank you, Mr. Fares, for accepting a follow-up question here. And again, it goes back to the sales force, which I think we’re all interested in.

Can you give us an idea — your strategy of course, as expressed is to — is on CNS. Can you give us an idea of how large that market is — the CNS market?

Jim Fares:	Well, I can tell you that it’s extremely large. If you look at just the individual categories, it’s multibillion in the U.S. and — somewhere to the tune of 3 to 3-1/2 in the U.S. And worldwide is in excess of that.

Ray Rota:	All right. That’s — that helps me understand that. And also just to comment on your previous caller’s comment, your pay per performance I think is excellent, so I compliment you on that. Thank you very much.

Jim Fares:	Thank you.

Operator:	Ladies and gentlemen, we have reached the end of the allotted time for questions and answers. I will now turn the call back over to Mr. Fares for any closing remarks.

Jim Fares:	In closing I’d like to thank all of you and all of our employees for their support of Questcor over the past year.

We are confident that the substantial accomplishments made in the past year, both financially and operationally, leave us well positioned for an exciting and dynamic 2006.

As the year progresses I look forward to speaking with you as we continue to transform Questcor into a leading CNS-focused specialty pharmaceutical company. Thank you.

Operator:	This concludes today’s Questcor year-end earnings conference call.